UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 24, 2011

WESTMOUNTAIN INDEX ADVISOR, INC.

(Exact Name of Small Business Issuer as specified in its charter)

Colorado	000- 53028	26-1315498
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2186 S. Holly St., Suite 104, Denver, CO 80222

(Address of principal executive offices including zip code)

(303) 800-0678

(Registrant's telephone number, including area code)

not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2011, the Company announced that it had appointed Kevin Cassidy and Michael Lavigne to its Board of Directors.

Kevin Cassidy

Mr. Cassidy is the Managing Member and Founder of Logic International Consulting Group, LLC, a consulting firm specializing in the development of global trading businesses and the creation of the requisite infrastructure, management and support paradigms of said platforms.

Previously Mr. Cassidy was a Founding Partner & Chief Operating Officer of Archeus Capital Management, LLC, a multi strategy hedge fund which managed in excess of $3.5 billion if assets. Mr. Cassidy was responsible to optimize the use of the firm’s Capital Balance which regularly exceeded $1 billion by deploying an effective treasury and cash  management strategy at the firm.

Mr. Cassidy also served as the Chief Operating Officer for Bank Julius Baer (BJB), based in Zurich. BJB at that time was the largest privately held Bank in Switzerland. He was a member of the BJB Management Committee and responsible for organizing and directing the re-branding of the BJB global trading platform, including both new product and business development. In addition, Mr. Cassidy developed the global FX Option Trading Business and Operating Support Paradigm for the Bank.

Prior to BJB, Mr. Cassidy was Managing Director of UBS, where he was the Global Head of Fixed Income Derivatives Support. He also served as the Global Head of the Bank’s Derivatives Infrastructure, including operations, finance, IT systems and legal. While at UBS, Mr. Cassidy was also President of UBS Securities Swaps Inc., the bank’s US based derivatives platform and business center.

Earlier in his career, Mr. Cassidy was Managing Director of Bear Sterns, where he was credited with the development of multiple new products, including, Currency Exchange Warrants (CEW’s) and Remarketed Preferred, and was also responsible for the new product planning and development group.

Mr. Cassidy began his career at Merrill Lynch, where he rose to the position of Senior Section Manager in charge of New Product Planning & Development.  In this position, he was credited with the development of (i) the Remarketed Preferred Product and Trading Platform, and (ii) the development of the Short Term Put Securities Product and Global Trading Platform.

Mr. Cassidy was appointed to the Board in connection with the Company’s entry into a Services Agreement with Logic International Consulting Group LLC dated April 7, 2011.

Michael  Lavigne

Michael Lavigne is the Chief Executive Officer and a board member of Silver Verde May Mining Company, Inc., an exploration stage mining company located in Wallace, Idaho.  Silver Verde May holds a number of properties in North Idaho, Central Idaho, Utah and Wyoming.  Mr. Lavigne also serves on the board of Mascot Mining, which holds properties in Idaho and Montana.

Mr. Lavigne is the owner and Managing Partner of Capital Peak Partners, LLC.  Capital Peak provides consulting services in the area of corporate and business development. Previously, Mr. Lavigne held a number of positions in the travel and hospitality industry including founder and CEO of Travel Services Group and on line travel company, COO of Glacier Bay Cruise Lines an adventure cruise in South East Alaska.  Lavigne was a director of Coastal Hotel Group, a partner in NorthCoast Hotels and a member of Starwood Hotel’s Leisure Travel Advisory Board.  Mr. Lavigne was the CEO and chairman of Global Leisure, Inc., the parent company of Maupin Tours, Sunmakers, Jet Set North America, Hawaii Leisure and Regency Pacific.

Prior to the travel and hospitality business Mr. Lavigne was involved in the securities and corporate finance business and served as he managing Director of Northwest Capital and Advisory Services and the CEO and chairman of RCL Northwest.  Mr. Lavigne was a board of member of the Spokane Stock Exchange, a registered national securities exchange which listed primarily mining and resources related companies.

Mr. Lavigne has been on a number of community and charitable boards including, The Giving Back Fund, Communities and Schools of Seattle, The Seahawk Academy and the Jacob Green Golf Classic. Mr. Lavigne received his BA in Accounting from the University of Idaho and a JD from Gonzaga University School of Law.

Mr. Lavigne was appointed to the Board in connection with the Company’s entry into a Consulting Agreement with Capital Peak Partners LLC dated February 18, 2011.

There are no related party transactions between Mr. Cassidy and Mr. Lavigne and the Company. As directors of the Company, Mr. Cassidy and Mr. Lavigne received 100,000 shares of restricted common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant: WestMountain Index Advisor, Inc.

By:	/s/ Mark Scott
Mark Scott, CFO

September 1, 2011